Exhibit 99.1

Arrayit Corporation Receives Approval for Ten Million Share Dividend in AVDX Stock to ARYC Shareholders

December 7, 2015 - Sunnyvale, CA – Arrayit Corporation (OTC: ARYC), a life sciences company, announces today it has received Financial Industry Regulatory Authority (FINRA) approval to dividend ten million common shares of its ownership in Avant Diagnostics (OTCQB: AVDX) to ARYC common shareholders as of the October 30, 2015 record date.  The present market value of the dividend is $2.6 million and there were approximately 450 million ARYC common shares outstanding as of the record date.  The dividend will be paid as soon as practicable.

Arrayit sells its patented and proprietary microarray platform to scientists and doctors worldwide to accelerate biomedical research, to discover safer and more effective medicines, and to develop rapid and affordable testing methods to improve human health and well-being.  Avant recently received Institutional Review Board (IRB) approval from the United States Food and Drug Administration (FDA) to validate ovarian cancer specimens pursuant to 510(k) approval of OvaDx(R), a pre-symptomatic ovarian cancer test that aids the monitoring of women diagnosed with ovarian cancer.  OvaDx(R) is exclusively manufactured by Arrayit and will be marketed and sold by Avant upon FDA approval.

Arrayit CEO Rene Schena states, “We are pleased to announce regulatory approval of the dividend, which underscores Arrayit’s commitment to creating shareholder value by leveraging our core microarray expertise and strengthening our ties with strategic partners.”

About Arrayit

Arrayit Corporation, headquartered in Sunnyvale, California, leads and empowers the genetic, research, pharmaceutical, and diagnostic communities through the discovery, development and manufacture of proprietary life science technologies and consumables for disease prevention, treatment and cure. Please visit www.arrayit.com for more information.

Safe Harbor Statement

We have identified forward-looking statements by using words such as "expect", "believe", and "should". Although we believe our expectations are reasonable, our operations involve a number of risks and uncertainties that are beyond our control, and these statements may turn out not to be true. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended December 31, 2014 and in the Company's Forms 10-Q ended March 31, 2015, June 30, 2015 and September 30, 2015.

CONTACT

Public Relations
Arrayit Corporation
Tel: 408-744-1331
Email: arrayit@arrayit.com
Web: www.arrayit.com